UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_______________

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15 (d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 27, 2017

NOODLES & COMPANY

(Exact name of registrant as specified in its charter)

Delaware	001-35987	84-1303469
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer
Incorporation)		Identification No.)

520 Zang Street, Suite D, Broomfield, CO	80021
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (720) 214-1900

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
      ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
      ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
      ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
      ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
On March 27, 2017, Mr. James Rand provided notice that he would resign as a Class I member of the board of directors (the “Board”) of Noodles & Company (the “Company”, “we”, “us” and “our”), as well as from the Audit Committee of the Board, effective as of the consummation of the transactions contemplated by the Securities Purchase Agreement (as defined below). On the same date, Ms. Johanna Murphy informed us that she would not stand for re-election as a director at our 2017 Annual Meeting of Stockholders. Mr. Rand and Ms. Murphy’s decisions to resign and not stand for re-election, respectively, were not the result of any disagreement with the Company on any matter related to its operations, policies or practices.
As previously announced in the Company’s Current Report on Form 8-K filed on March 13, 2017, we entered into a securities purchase agreement (the “Securities Purchase Agreement”) with Mill Road Capital II, L.P. (“Mill Road”), pursuant to which we agreed, in return for aggregate gross proceeds to us of $31.5 million, to issue Mill Road an aggregate of 8,873,240 shares of our Class A common stock, par value $0.01 per share.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Noodles & Company

By:	/s/ PAUL A. STRASEN
Name:	Paul A. Strasen
Title:	Executive Vice President, General Counsel & Secretary

DATED: March 28, 2017